News Release

July 23, 2004
Contact:	Craig Clark, DDM Marketing & Communications (616) 632-1301 cclark@ddmnet.com

ChoiceOne Financial Announces Second Quarter Earnings For 2004 And Share Repurchase Plan

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported second quarter net income of $404,000, a decrease of $101,000 or 20% from the second quarter of 2003. Earnings per share for the second quarter of 2004 were $.26, compared to $.32 per share in the same period in 2003. Net income for the first six months of 2004 was $916,000 or $.59 per share, compared to $1,011,000 or $.65 per share in 2003. Total assets as of June 30, 2004 were $225,625,000, which represented an increase of $18,508,000 from a year earlier.

The decrease in net income in the first six months of 2004 was due to lower net interest income and noninterest income than in the first half of 2003. "Although average earning assets were 7% higher in 2004, our net interest margin has declined due to the low interest rate environment. As interest rates rise, we anticipate that our margin will improve," commented James Bosserd, President and Chief Executive Officer. Mr. Bosserd also stated, "Lower mortgage loan volume resulting from rising long term rates in 2004 has also caused a reduction in our noninterest income." Noninterest income declined 17% in the first half of 2004 primarily because of a $296,000 decrease in gains on sales of mortgage loans.

ChoiceOne's provision for loan losses decreased 35% in the first two quarters of 2004 compared to 2003. This reflected the continued improvement in ChoiceOne's loan portfolio as nonperforming loans had been reduced to $1,091,000 as of June 30, 2004, compared to $2,599,000 a year earlier. Mr. Bosserd continued, "We are proud of our asset growth this quarter and the significant improvement in our asset quality."

Noninterest expense was 6% lower in the first half of 2004 than in 2003. This was due to cost savings achieved in salaries and benefits expense as well as occupancy expense.

ChoiceOne plans to open its fifth full service branch in late August 2004. Mr. Bosserd said, "We are excited to expand our presence into the Rockford area and believe it compliments our branch locations in Sparta and Cedar Springs. We plan to offer a full array of diverse financial products and look forward to serving the needs of the Rockford community." The branch will be located at the southeastern corner of Belding Road and Northland Drive. Linda Anderson, a long-time resident of the Rockford area, has recently been hired as Branch Manager for the Rockford Office.

At its July 21, 2004 meeting, ChoiceOne's Board of Directors authorized the repurchase of up to 50,000 shares of the company's common stock. It is anticipated that shares repurchased will be used for ChoiceOne's Dividend Reinvestment Plan, employee benefit plans, and other corporate uses.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates four full service offices in northern Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interests rates and banking laws and regulations; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Craig Clark at (616) 632-1301 or cclark@ddmnet.com. Electronic versions of headshots are also available.